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Exhibit 10.11

SUMMARY OF COMPENSATION OF NON-EMPLOYEE DIRECTORS

        The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company, as well as the skills required by the Company of the members of the Board.

Annual Retainer

        For the fiscal year ended December 31, 2007, each Non-employee member of the Board received an annual retainer of $20,000 payable in cash and $50,000 payable in cash or Common Stock of the Company (subject to rounding up or down such that the number of shares issued to each Director is a whole number, but not to exceed $50,000 in value), pursuant to the Edge Petroleum Corporation Incentive Plan, as amended and restated (the "Incentive Plan"). For the fiscal year ended December 31, 2008, the Non-employee members of the Board received the annual retainer of $20,000 payable in cash but elected to waive the award of the $50,000 portion of the annual retainer that is payable in cash or Common Stock but which has historically been paid in Company stock. Furthermore, all Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or Board committees and for other expenses incurred in their capacity as Directors. No stock options were granted to Directors in 2008.

        In addition, the chairmen of the Board's standing committees (Audit, Compensation and Corporate Governance/Nominating) each spend a significant amount of extra time beyond what is required for Board committee membership in performing their duties. In acknowledgment of this fact, the chairmen of each standing committee receive the following additional annual retainers, payable in cash:

Audit Committee Chairman	$10,000
Compensation Committee Chairman	$5,000
Corporate Governance/Nominating Committee Chairman	$5,000

        As of December 31, 2008, the annual cash retainers which are payable to each Board member and committee chairman, as applicable, will be payable in equal quarterly installments payable in arrears on April 1, July 1, October 1 and January 1 of each year with a catch up payment of $10,000 for the period from June 1, 2008 to December 31, 2008. If the Company elects to pay a portion of the annual retainer in common stock of the Company, as described above, the grant date for the stock award will be the first business day of the month following the annual meeting.

Board and Board Committee Meeting Fees

        Each Non-employee member of the Board receives $1,500 cash for in-person attendance at a meeting of the Board of Directors ($500 if such attendance is telephonic) and $1,500 cash for each meeting of a standing Committee of the Board of Directors attended ($500 if telephonic). Board and Board committee meeting fees are paid in cash to the directors at the time of the respective meetings.

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  Exhibit 10.11
SUMMARY OF COMPENSATION OF NON-EMPLOYEE DIRECTORS